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                                                                   EXHIBIT 23.4


                        CONSENT OF INDEPENDENT AUDITORS


June 18, 2001


Board of Directors

Internet Business's International, Inc.
3900 Birch Street, Suite 103
Newport Beach, CA 92660

Dear Sirs:

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Return Assured Incorporated, of our report dated September 25, 2000 relating to the audited financial statements for the period ending June 31, 2000 of Internet Business's International, Inc. appearing in the Annual Report on form 10-K, of Internet Business's International, Inc. for the year ended June 30, 2000. We also consent to the reference of our firm under the caption "Experts".




Henry Schiffer
Certified Public Accountant